Exhibit 99

REVISED NOTICE OF BLACKOUT PERIOD UNDER THE AXYS PHARMACEUTICALS 401(k) PLAN

TO:	All Executive Officers and Directors of Applera Corporation

FROM:	Applera Corporation

DATE:	August 5, 2004

SUBJECT:	Revised Ending Date of Blackout Period

This notice is being delivered to you under Rule 104 of Regulation BTR promulgated by the Securities and Exchange Commission pursuant to Section 306(a)(6) of the Sarbanes-Oxley Act of 2002.

The purpose of this notice is to inform you of a change in the ending date of the “blackout period” described in the notice that was delivered to you on June 8, 2004 (the “Prior Notice”).  During the blackout period you are generally prohibited from effecting any direct or indirect transactions in Applera Corporation equity securities, including both Applera Corporation – Applied Biosystems Group Common Stock and Applera Corporation – Celera Genomics Group Common Stock, as described more fully in the Prior Notice.

The Prior Notice indicated that the blackout period would commence during the calendar week beginning on June 27, 2004 and would end during the calendar week beginning on August 8, 2004.  We now expect that the blackout period will end during the calendar week beginning August 1, 2004.   The blackout period is ending earlier than provided in the Prior Notice because it took less time than expected to complete the transfer of data and assets from Ceridian Retirement Plan Services, the current Axys Plan administrator, to Fidelity Investments, the Applera Plan administrator, in connection with the merger of the Axys Pharmaceuticals 401(k) Plan into the Employee 401(k) Savings Plan of Applera Corporation described in the Prior Notice.  Other than the change in expected ending date of the blackout period, there are no material changes to the information contained in the Prior Notice.

If you have any questions concerning this Notice or would like additional information, including information regarding the exact ending date of the blackout period, please contact:

Thomas P. Livingston, Secretary

Applera Corporation

301 Merritt 7

Norwalk, CT  06851-1070

Phone Number: (203) 840-2910

Fax Number:  (203) 840-2922